EXHIBIT 10.32

Bridge Loan Agreement

Letter of Guarantee and Stock Option Pledge

This agreement is made by and between Edward A. Labry and Concord EFS, Inc. on October 22, 2001.

Whereas, Edward A. Labry desires to borrow from Concord EFS, Inc. (the “Company”) the amount set forth on Exhibit A attached hereto (the “Loan Amount”), to be repaid in full with interest within thirty (30) days; and

Whereas, the Company is willing to extend a loan to Edward A. Labry under the terms and conditions set forth herein.

For the consideration set forth below the parties agree as follows:

The Company hereby extends a loan of the Loan Amount, and has delivered such Loan Amount, to Edward A. Labry.

Edward A. Labry agrees to repay the Loan Amount to the Company within thirty (30) days and pay simple annual interest of three and thirty-one one hundredths percent (3.31%) determined based on the days such loan is outstanding as a pro rata portion of a calendar year of 365 days.

Edward A. Labry hereby grants a security interest to the Company of all vested Concord stock options in order to ensure repayment of said loan. Such security interest shall lapse and be of no further force or effect after the repayment of the Loan Amount to the Company including all accrued interest.

This Agreement can be extended for additional 30 day periods by mutual agreement of the parties at the above noted interest rate.

CONCORD EFS, INC.	EDWARD A. LABRY

/s/ Dan M. Palmer	/s/ Edward A. Labry III

EXHIBIT A

$13,297,500.00